    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                  (INCLUDING REGISTRATION OF SHARES FOR RESALE
                          UNDER A FORM S-3 PROSPECTUS)
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              SILICON IMAGE, INC.
           (Exact name of the Registrant as specified in its charter)

             DELAWARE                   77-0517246
   (State or other jurisdiction      (I.R.S. Employer
of incorporation or organization)   Identification No.)

                             1060 E. ARQUES AVENUE
                              SUNNYVALE, CA 94086
          (Address of principal executive offices, including zip code)

          NON-PLAN RESTRICTED STOCK PURCHASE AGREEMENTS OF REGISTRANT
                           (Full titles of the plans)

                                  DAVID D. LEE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              SILICON IMAGE, INC.
                             1060 E. ARQUES AVENUE
                              SUNNYVALE, CA 94086
                                 (408) 616-4000
                      (Name, address and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                            DAVID K. MICHAELS, ESQ.
                              ANDREW Y. LUH, ESQ.
                               FENWICK & WEST LLP
                              TWO PALO ALTO SQUARE
                          PALO ALTO, CALIFORNIA 94306
                                 (650) 494-0600
                          (Counsel to the Registrant)

                        CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED             PROPOSED
                                           AMOUNT TO         MAXIMUM OFFERING    MAXIMUM AGGREGATE        AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED     BE REGISTERED       PRICE PER SHARE       OFFERING PRICE      REGISTRATION FEE
Common Stock, $0.001 par value......      1,222,175(1)          $82.38(2)           $100,676,666           $26,579

(1) Represents 1,222,175 shares issued by the Registrant pursuant to non-plan restricted stock purchase agreements.

(2) Estimated as of January 27, 2000 pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Registrant's common stock as reported by the Nasdaq National Market on January 27, 2000.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                   PROSPECTUS

--------------------------------------------------------------------------------

                              SILICON IMAGE, INC.

                     Up to 1,222,175 Shares of Common Stock

                             ---------------------

    The 1,222,175 shares of common stock covered by this prospectus were previously issued by Silicon Image pursuant to non-plan restricted stock purchase agreements. These shares may be offered and sold over time by the stockholders named in this prospectus under the heading "Selling Stockholders," by their pledgees or donees, or by other transferees that receive the shares in transfers other than public sales.

    The selling stockholders may sell their Silicon Image shares in the open market at prevailing market prices, or in private transactions at negotiated prices. They may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers, or dealers may receive discounts, concessions or commissions from the selling stockholders or from the purchaser, and this compensation might be in excess of the compensation customary in the type of transaction involved. See "Plan of Distribution."

    We will not receive any of the proceeds from the sale of these shares.

    Our common stock currently trades on the Nasdaq National Market under the symbol "SIMG." The last reported sale price on January 27, 2000 was $80.63 per share.

                            ------------------------

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is January 18, 2000

                            ------------------------

    In connection with this offering, no person is authorized to give any information or to make any representations not contained in this prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus.

                               TABLE OF CONTENTS

                            ------------------------

Summary................................    3
Risk Factors...........................    5
Use of Proceeds........................   17
Dilution...............................   17
Selling Stockholders...................   18
Plan of Distribution...................   20
Legal Matters..........................   21
Experts................................   21
Where You Can Find More Information....   21

                            ------------------------

    THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. WHEN USED IN THIS PROSPECTUS, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "WILL," "MAY," "INTEND" AND "EXPECT" AND SIMILAR EXPRESSIONS IDENTIFY CERTAIN OF SUCH FORWARD-LOOKING STATEMENTS. ALTHOUGH WE BELIEVE THAT OUR PLANS, INTENTIONS AND EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CAN GIVE NO ASSURANCE THAT SUCH PLANS, INTENTIONS OR EXPECTATIONS WILL BE ACHIEVED. ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THOSE CONTEMPLATED, EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM OUR FORWARD-LOOKING STATEMENTS ARE SET FORTH IN THIS PROSPECTUS, INCLUDING UNDER THE HEADING "RISK FACTORS". THESE FACTORS ARE NOT INTENDED TO REPRESENT A COMPLETE LIST OF THE GENERAL OR SPECIFIC FACTORS THAT MAY AFFECT US. IT SHOULD BE RECOGNIZED THAT OTHER FACTORS, INCLUDING GENERAL ECONOMIC FACTORS AND BUSINESS STRATEGIES, MAY BE SIGNIFICANT, PRESENTLY OR IN THE FUTURE, AND THE FACTORS SET FORTH HEREIN MAY AFFECT US TO A GREATER EXTENT THAN INDICATED. ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO US OR PERSONS ACTING ON OUR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS SET FORTH HEREIN. EXCEPT AS REQUIRED BY LAW, WE UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

    UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "WE," "OUR," "US," "THE COMPANY" AND "SILICON IMAGE" REFER TO SILICON IMAGE, INC., A DELAWARE CORPORATION.

                            ------------------------

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES IN THIS OFFERING. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. THE OUTCOME OF THE EVENTS DESCRIBED IN THESE FORWARD-LOOKING STATEMENTS IS SUBJECT TO RISKS AND ACTUAL RESULTS COULD DIFFER MATERIALLY. THE SECTION ENTITLED "RISK FACTORS" CONTAINS A DISCUSSION OF SOME OF THE FACTORS THAT COULD CONTRIBUTE TO THESE DIFFERENCES.

                              SILICON IMAGE, INC.

    We develop and market semiconductors for applications that require high-bandwidth, cost-effective, integrated solutions for high-speed data communications. We are initially focusing our technology on the local interconnect between host systems, such as PCs, set-top boxes and DVD players, and digital displays, such as flat panel displays and CRTs. Our current products enable host systems to transmit digital video data and enable displays to receive and manipulate digital video data. As with other consumer electronic devices, such as digital cellular phones, significant benefits can be achieved by converting displays from analog to digital and by replacing conventional analog connections between host systems and displays with digital connections.

    Recognizing the need for a cost-effective, high-speed digital display solution, we developed a digital interconnect technology and began shipping semiconductors for digital displays in 1997. To provide a worldwide, freely available specification for an all-digital display solution, we, together with Intel, Compaq, IBM, Hewlett-Packard, NEC and Fujitsu, formed the Digital Display Working Group, or DDWG, to define such a specification based on our technology. In April 1999, the DDWG published the Digital Visual Interface, or DVI, specification, which defines a high-speed data communications link between host systems and digital displays. The formation of the DDWG and the release of the DVI specification have accelerated the shift of display technology to digital.

    Our key products are based on a branded family of interface technology called PanelLink. The PanelLink product family spans multiple host and display types. PanelLink is our proprietary implementation of the DVI specification, and is based on several key intellectual properties developed while creating high speed digital communication circuits using low cost manufacturing methods. The PanelLink architecture includes products that integrate PanelLink receiver technology with additional functionality to enable low-cost, intelligent displays for the mass market. Our products eliminate the need for analog technology in host systems and displays, improve image quality and allow display manufacturers to increase the functionality of their products. Our solutions are based on innovations that provide:

    HIGH-SPEED--our technology enables data to be transmitted at the multi-gigabit rates needed to support high resolution displays;

    HIGH INTEGRATION--our products incorporate technology for high speed digital communications with functions such as digital image processing and display control; and

    COST-EFFECTIVENESS--we are able to produce products that provide multi-gigabit data transmission using standard foundry processes. Because our products integrate a number of functions in a single semiconductor, they eliminate the need for multiple components.

    Our objective is to be a leading provider of semiconductor solutions that enable high-speed digital communications for targeted markets. Key elements of our strategy are to:

    - Target the display market first

    - Promote open industry standards

    - Drive broad adoption of digital-ready host systems across multiple markets

    - Increase the intelligence of displays through highly-integrated receiver solutions

    - Maintain technology leadership

    - Penetrate new markets and applications

    As of December 31, 1999, we had shipped over seven million units of our products. Our products are incorporated in host systems and displays sold by leading manufacturers such as Apple, ATI, Compaq, Diamond Multimedia, Fujitsu, Gateway, Hitachi, IBM, LG, NEC, Number Nine, Princeton Graphics, Samsung, Sharp, Toshiba and ViewSonic.

    We incorporated in California on January 1, 1995 and reincorporated in Delaware in September 1999. Our address is 1060 E. Arques Avenue, Sunnyvale, CA 94086, and our telephone number is (408) 616-4000.

                                  THE OFFERING

    Each of the shares that may be offered under this prospectus were issued by us pursuant to restricted stock purchase agreements. These shares are being offered on a continuous basis under Rule 415 of the Securities Act of 1933, as amended (the "Securities Act").

Common stock that may be offered by selling
  stockholders...........................................  1,222,175 shares

Common stock to be outstanding after this offering.......  25,742,873 shares*

Use of proceeds..........................................  We will not receive any proceeds.

------------------------

*   Based on the number of shares outstanding as of January 27, 2000.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE MAKING AN INVESTMENT DECISION. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK. THESE FACTORS COULD CAUSE OUR FUTURE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN FORWARD-LOOKING STATEMENTS MADE BY US. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO HARM OUR BUSINESS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR FUTURE
PROSPECTS.

    We were founded in 1995 and have a limited operating history, which makes an evaluation of our future prospects difficult. In addition, the revenue and income potential of our business and the digital display market are unproven. We began volume shipments of our first products, the SiI 100 and SiI 101, in the third quarter of 1997. The Digital Visual Interface specification, which is based upon technology developed by us and used in many of our products, was first published in April 1999. Accordingly, we face risks and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets. If we do not successfully address these risks and difficulties, our business would be seriously harmed.

WE HAVE A HISTORY OF LOSSES AND MAY NOT BECOME PROFITABLE.

    We incurred net losses of $4.0 million in 1997, $6.6 million in 1998 and $7.6 million in 1999, and we expect to continue to incur operating losses. As of December 31, 1999, we had an accumulated deficit of approximately
$20.4 million. In the future, we expect research and development expenses and selling, general and administrative expenses to increase. We will also incur substantial non-cash charges relating to the amortization of unearned compensation and issuances of warrants. Although our revenues have increased in recent quarters, they may not continue to increase, and we may not achieve and subsequently sustain profitability.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY IN THE FUTURE DUE TO FACTORS RELATED TO OUR INDUSTRY AND THE MARKETS FOR OUR PRODUCTS.

    Our quarterly operating results are likely to vary significantly in the future based on a number of factors related to our industry and the markets for our products over which we have little or no control. Any of these factors could cause our stock price to fluctuate. These factors include:

    - the growth of the market for digital-ready host systems and displays;

    - the evolution of industry standards;

    - the timing and amount of orders from customers;

    - the deferral of customer orders in anticipation of new products or enhancements by us or our competitors; and

    - the announcement and introduction of products and technologies by our competitors.

    These factors are difficult to forecast and could seriously harm our business.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY IN THE FUTURE DUE TO FACTORS RELATED TO HOW WE MANAGE OUR BUSINESS.

    Our quarterly operating results are likely to vary significantly in the future based on a number of factors related to how we manage our business. Any of these factors could cause our stock price to fluctuate. These factors include:

    - our ability to manage product transitions;

    - the mix of the products we sell and the distribution channels through which they are sold; and

    - the availability of production capacity at the semiconductor foundries that manufacture our products.

IN THE PAST, OUR INTRODUCTION OF NEW PRODUCTS AND OUR PRODUCT MIX HAVE AFFECTED OUR QUARTERLY OPERATING RESULTS.

    We also anticipate that the rate of orders from our customers may vary significantly from quarter to quarter. Our expenses and inventory levels are based on our expectations of future revenues, and our expenses are relatively fixed in the short term. Consequently, if revenues in any quarter do not occur when expected, expenses and inventory levels could be disproportionately high, and our operating results for that quarter and, potentially, future quarters may be harmed, adversely affecting the price of our stock.

GROWTH OF THE MARKET FOR OUR PRODUCTS DEPENDS ON THE WIDESPREAD ADOPTION AND USE OF THE DVI SPECIFICATION.

    Our business strategy is based upon the rapid and widespread adoption of the DVI specification, which defines a high-speed data communication link between host systems and digital displays. We have faced challenges related to the acceptance of our products due to the incompatible technologies used by many host and display manufacturers. Due to the recent release of the DVI specification, we cannot predict whether or at what rate the DVI specification will be adopted by manufacturers of host systems and displays. To date, very few complete DVI-compliant systems that include both a host system and a display have been shipped. Adoption of the DVI specification may be affected by the availability of DVI-compliant transmitters, receivers, connectors and cables necessary to implement the specification. Other specifications may also emerge, which could adversely affect the acceptance of the DVI specification. For example, a number of companies have promoted alternatives to the DVI specification which use other interface technologies, such as LVDS. LVDS, or Low Voltage Differential Signaling is a technology that is used in high speed data transmission, primarily for notebook PCs. Any delay in the widespread adoption of the DVI specification would seriously harm our business.

OUR SUCCESS IS DEPENDENT ON INCREASING SALES OF OUR RECEIVER AND DISPLAY CONTROLLER PRODUCTS, WHICH DEPENDS ON HOST SYSTEM MANUFACTURERS INCLUDING DVI-COMPLIANT TRANSMITTERS IN THEIR SYSTEMS.

    Our success depends on increasing sales of our receiver and display controller products to display manufacturers. In 1998, over 75% of our product revenues resulted from the sale of transmitter products to manufacturers of host systems. While revenues from the sale of receivers and display controllers have increased over the past year, transmitters represented approximately 54% of our product revenues in the fourth quarter of 1999. To increase sales of our receiver and display controller products, we need manufacturers of host systems to incorporate DVI-compliant transmitters into their systems, making these systems digital-ready. Unless host systems are digital-ready, they will not operate with digital displays. If we are unable to increase revenues from receivers and display controllers, we would remain dependent on the market for transmitters, which we expect to become particularly competitive. This would seriously harm our business.

OUR SUCCESS WILL DEPEND ON THE GROWTH OF THE DIGITAL DISPLAY MARKET.

    Our business depends on the growth of the digital display market, which is at an early stage of development. The potential size of this market and its rate of development are uncertain and will depend on many factors, including:

    - the number of digital-ready host systems;

    - the rate at which display manufacturers replace analog interfaces with DVI-compliant interfaces; and

    - the availability of cost-effective semiconductors that implement a DVI-compliant interface.

    In addition, improvements to analog interfaces could slow the adoption of digital displays. The failure of the digital display market to grow for any reason would seriously harm our business.

GROWTH OF THE MARKET FOR OUR PRODUCTS DEPENDS ON AN INCREASE IN THE SUPPLY OF FLAT PANEL DISPLAYS AND A CORRESPONDING DECREASE IN THEIR PRICE.

    In order for the market for many of our products to grow, flat panel displays must be widely available and affordable to consumers. Currently, there is a limited supply of flat panels, and increasing the supply of flat panels is a costly and lengthy process requiring significant capital investment. Accordingly, we do not expect the current shortage of flat panels or their high prices to change in the near term. In the past, the supply of flat panels has been cyclical. We expect this pattern to continue. Under capacity in the flat panel market may limit our ability to increase our revenues.

WE NEED TO OBTAIN DESIGN WINS IN ORDER TO INCREASE OUR REVENUES.

    Our future success will depend on manufacturers of host systems and displays designing our products into their systems. To achieve design wins--decisions by those manufacturers to design our products into their systems--we must define and deliver cost-effective, innovative and integrated semiconductor solutions. Once a manufacturer has designed a supplier's products into its systems, the manufacturer may be reluctant to change its source of components due to the significant costs associated with qualifying a new supplier. Accordingly, the failure to achieve design wins with key manufacturers of host systems and displays will seriously harm our business.

OUR LENGTHY SALES CYCLE CAN RESULT IN UNCERTAINTY AND DELAYS IN GENERATING REVENUES.

    Because our products are based on new technology and standards, a lengthy sales process, typically requiring several months or more, is often required before potential customers begin the technical evaluation of our products. This technical evaluation can then exceed six months. It can take an additional six months before a customer commences volume shipments of systems that incorporate our products. However, even when a manufacturer decides to design our products into its systems, the manufacturer may never ship systems incorporating our products. Given our lengthy sales cycle, we experience a delay between the time we increase expenditures for research and development, sales and marketing efforts and inventory and the time we generate revenues, if any, from these expenditures. As a result, our business could be seriously harmed if a significant customer reduces or delays orders or chooses not to release products incorporating our products.

OUR PARTICIPATION IN THE DIGITAL DISPLAY WORKING GROUP REQUIRES US TO LICENSE SOME OF OUR INTELLECTUAL PROPERTY FOR FREE, WHICH MAY MAKE IT EASIER FOR OTHERS TO COMPETE WITH US.

    We are a member of the DDWG which published and promotes the DVI specification. We have based our strategy on promoting and enhancing the DVI specification and developing and marketing products based on the specification and future enhancements. As a result:

    - we must license for free specific elements of our intellectual property to others for use in implementing the DVI specification; and

    - we may license additional intellectual property for free as the DDWG promotes enhancements to the DVI specification.

    Accordingly, companies that implement the DVI specification in their products can use specific elements of our intellectual property for free to compete with us.

OUR RELATIONSHIP WITH INTEL DOES NOT GUARANTEE THAT INTEL WILL COOPERATE WITH US IN THE FUTURE.

    In September 1998, Intel agreed to work with us to develop and promote adoption of the DVI specification and an enhanced version of the DVI specification. As part of this effort, Intel has been an important founder of, contributor to and promoter of the DDWG. We have benefited from Intel's cooperation and support. We cannot be sure that Intel will continue to devote attention and resources to the DDWG and the Silicon Image relationship. If Intel were to breach our agreements with them, it is possible that no adequate remedy would be available to us.

OUR RELATIONSHIP WITH INTEL INVOLVES COMPETITIVE RISKS.

    We have entered into a patent cross-license with Intel in which each of us granted the other a license to use the grantor's patents, except in identified types of products. We believe that the scope of our license to Intel excludes our current products and anticipated future products. Intel could, however, exercise its rights under this agreement to use our patents to develop and market other products that compete with ours, without payment to us. Additionally, Intel's rights to our patents could reduce the value of our patents to any third party who otherwise might be interested in acquiring rights to use our patents in such products. Finally, Intel could endorse a competing digital interface, or develop its own proprietary digital interface, which would seriously harm our business.

WE DEPEND ON A FEW KEY CUSTOMERS AND THE LOSS OF ANY OF THEM COULD SIGNIFICANTLY REDUCE OUR REVENUES.

    Historically, a relatively small number of customers and distributors have accounted for a significant portion of our product revenues. For the year ended December 31, 1998, sales of transmitter products to Mitac, a third party manufacturer, accounted for 54% of our total revenues, and ATI Technologies, a leading graphics board manufacturer, accounted for 12% of our total revenues. These manufacturers are significant suppliers to Compaq, who decided in 1998 to design our transmitters into some of its desktop personal computer models. In 1999, Compaq reduced the number of its product models that included our transmitters as a standard part. As a result, for the year ended December 31, 1999, sales to each of Mitac and ATI Technologies decreased to less than 10% of our total revenues. Also during the year ended December 31, 1999 sales to Kanematsu, a Japanese distributor, accounted for 17% of our total revenues, Microtek, a Japanese distributor, accounted for 11% of our total revenues and World Peace, a Taiwanese distributor, accounted for 16% of our total revenues. As a result of customer concentration any of the following factors could seriously harm our business:

    - a significant reduction, delay or cancellation of orders from one or more of our key customers or OEMs; or

    - if one or more significant customers selects products manufactured by a competitor for inclusion in future product generations.

    We expect our operating results to continue to depend on sales to or design decisions of a relatively small number of host system and display OEMs and their suppliers.

WE DO NOT HAVE LONG-TERM COMMITMENTS FROM OUR CUSTOMERS, AND WE ALLOCATE RESOURCES BASED ON OUR ESTIMATES OF CUSTOMER DEMAND.

    Our sales are made on the basis of purchase orders rather than long-term purchase commitments. In addition, our customers may cancel or defer purchase orders. We manufacture our products according to our estimates of customer demand. This process requires us to make multiple demand forecast assumptions, each of which may introduce error into our estimates. If we overestimate customer demand, we may allocate resources to manufacturing products which we may not be able to sell. As a result, we would have excess inventory, which would increase our losses. Conversely, if we underestimate customer demand or if sufficient manufacturing capacity is unavailable, we would forego revenue opportunities, lose market share and damage our customer relationships.

OUR INCREASING DEPENDENCE ON SELLING THROUGH DISTRIBUTORS INCREASES THE RISKS AND COMPLEXITY OF OUR BUSINESS.

    Product revenues attributable to distributors have increased to 61% for the year ended December 31, 1999 from 12% for the year ended December 31, 1998. Much of this increase reflects design wins with new OEMs which rely on third-party manufacturers or distributors to provide inventory management and purchasing functions. Selling through distributors reduces our ability to forecast sales and increases the complexity of our business, requiring us to:

    - manage a more complex supply chain;

    - manage the level of inventory at each distributor;

    - provide for credits, return rights and price protection;

    - estimate the impact of credits, return rights, price protection and unsold inventory at distributors; and

    - monitor the financial condition and credit worthiness of our distributors.

    Any failure to manage these challenges could seriously harm our business.

COMPETITION IN OUR MARKETS MAY LEAD TO REDUCED SALES OF OUR PRODUCTS, INCREASED LOSSES AND REDUCED MARKET SHARE.

    The high-speed communication, display and semiconductor industries are intensely competitive. These markets are characterized by rapid technological change, evolving standards, short product life cycles and decreasing prices. Our current products face competition from a number of sources including analog solutions, DVI-compliant solutions and other digital interface solutions. We expect competition in our market to increase. For example, Genesis
Microchip, Inc. has announced that their customers are sampling a DVI-compliant product that will compete with some of our PanelLink products and ATI Technologies, Inc. and Silicon Integrated Systems Corporation are selling graphics controller chips that include DVI-compliant transmitters. We do not offer a graphics controller chip that includes an integrated transmitter.

    Many of our competitors have longer operating histories and greater presence in key markets, greater name recognition, access to large customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than we do. As a result, they may be able to adapt more quickly to new or emerging technologies and customer requirements or devote greater resources to the promotion and sale of their product than we may. In particular, well-established semiconductor companies, such as Analog Devices, Intel, National Semiconductor and Texas Instruments, may compete against us in the future. In addition, in the process of establishing our technology as an industry standard, and to ensure rapid adoption of the DVI specification, we have agreed to license specific elements of our intellectual property to others for free. We have also licensed elements of our intellectual property to Intel and other semiconductor companies and we may continue to do so. Competitors could use these elements of our intellectual property to compete against us. We cannot assure you that we can compete successfully against current or potential competitors, or that competition will not seriously harm our business by reducing sales of our products, increasing our losses and reducing our market share.

OUR SUCCESS DEPENDS ON THE DEVELOPMENT AND INTRODUCTION OF NEW PRODUCTS, WHICH WE MAY NOT BE ABLE TO DO IN A TIMELY MANNER BECAUSE THE PROCESS OF DEVELOPING HIGH-SPEED SEMICONDUCTOR PRODUCTS IN COMPLEX AND COSTLY.

    The development of new products is highly complex, and we have experienced delays in completing the development and introduction of new products on several occasions in the past, some of which exceeded six months. We expect to introduce new transmitter, receiver and controller products in the future. We also plan to develop our initial products designed for high-speed networking and storage applications. As our products integrate new, more advanced functions, they become more complex and increasingly difficult to design and debug. Successful product development and introduction depends on a number of factors, including:

    - accurate prediction of market requirements and evolving standards, including enhancements to the DVI specification;

    - development of advanced technologies and capabilities;

    - definition of new products which satisfy customer requirements;

    - timely completion and introduction of new product designs;

    - use of leading-edge foundry processes and achievement of high manufacturing yields; and

    - market acceptance of the new products.

    Accomplishing all of this is extremely challenging, time-consuming and expensive. We cannot assure you that we will succeed. If we are not able to develop and introduce our products successfully, our business will be seriously harmed.

OUR FOUNDRY, TEST AND ASSEMBLY CAPACITY MAY BE LIMITED IN THE UPCOMING YEAR DUE TO THE CYCLICAL NATURE OF THE SEMICONDUCTOR INDUSTRY.

    We are dependent on third party suppliers for all of our foundry, test and assembly functions. We depend on these suppliers to allocate to us a portion of their capacity sufficient to meet our needs to produce products of acceptable quality and with acceptable manufacturing yield and to deliver products to us in a timely manner. These third party suppliers fabricate, test and assemble products for other companies. If there is a decrease in available capacity, it is likely that the lead time required to manufacture, test and assemble our products will increase, which may result in our inability to meet our customers demands and loss of customers, which would seriously harm our business.

WE DEPEND ON A THIRD-PARTY WAFER FOUNDRY TO MANUFACTURE NEARLY ALL OF OUR PRODUCTS, WHICH REDUCES OUR CONTROL OVER THE MANUFACTURING PROCESS.

    We do not own or operate a semiconductor fabrication facility. We rely on Taiwan Semiconductor Manufacturing Company, an outside foundry, to produce nearly all of our semiconductor products. Our reliance on independent foundries involves a number of significant risks, including:

    - reduced control over delivery schedules, quality assurance, manufacturing yields and production costs;

    - lack of guaranteed production capacity or product supply; and

    - lack of availability of, or delayed access to, next-generation or key process technologies.

    We do not have a long-term supply agreement with Taiwan Semiconductor Manufacturing Company, and instead obtain manufacturing services on a purchase order basis. This foundry has no obligation to supply products to us for any specific period, in any specific quantity or at any specific price, except as set forth in a particular purchase order. Our requirements represent a small portion of the total production capacity of this foundry and it may reallocate capacity to other customers even during periods of high demand for our products. If this foundry were to become unable or unwilling to continue manufacturing our products in the required volumes, at acceptable quality, yields and costs, in a timely manner, our business would be seriously harmed. As a result, we would have to identify and qualify substitute foundries, which would be time consuming and difficult, resulting in unforeseen manufacturing and operations problems. This qualification process may also require significant effort by our customers. In addition, if competition for foundry capacity increases, our product costs may increase, and we may be required to pay significant amounts to secure access to manufacturing services.

    We may qualify additional foundries in the future. If we do not qualify additional foundries, we may be exposed to increased risk of capacity shortages due to our nearly complete dependence on Taiwan Semiconductor Manufacturing Company.

WE DEPEND ON THIRD-PARTY SUBCONTRACTORS FOR ASSEMBLY AND TEST, WHICH REDUCES OUR CONTROL OVER THE ASSEMBLY AND TEST PROCESSES.

    Our semiconductor products are assembled and tested by several independent subcontractors: Anam in Korea and Advanced Semiconductor Engineering in Taiwan, Malaysia and California, and Singapore Technologies Assembly Test Services in Singapore. We do not have long-term agreements with either of these subcontractors and typically obtain services from them on a purchase order basis. Our reliance on these subcontractors involves risks such as reduced control over delivery schedules, quality assurance and costs. These risks could result in product shortages or increase our costs of manufacturing, assembling or testing our products. If these subcontractors are unable or unwilling to continue to provide assembly and test services and deliver products of acceptable quality, at acceptable costs and in a timely manner, our business would be seriously harmed. We would also have to identify and qualify substitute subcontractors, which could be time consuming and difficult and result in unforeseen operations problems.

OUR SEMICONDUCTOR PRODUCTS ARE COMPLEX AND ARE DIFFICULT TO MANUFACTURE COST-EFFECTIVELY.

    The manufacture of semiconductors is a complex process. It is often difficult for semiconductor foundries to achieve acceptable product yields. Product yields depend on both our product design and the manufacturing process technology unique to the semiconductor foundry. Since low yields may result from either design or process difficulties, identifying yield problems can only occur well into the production cycle, when actual product exists which can be analyzed and tested.

    We only test our products after they are assembled, as their high-speed nature makes earlier testing difficult and expensive. As a result, defects are not discovered until after assembly. This could result in a substantial number of defective products being assembled and tested, lowering our yields and increasing our costs. This would seriously harm our business.

DEFECTS IN OUR PRODUCTS COULD INCREASE OUR COSTS AND DELAY OUR PRODUCT
SHIPMENTS.

    Although we test our products, they are complex and may contain defects and errors. In the past we have encountered defects and errors in our products. Delivery of products with defects or reliability, quality or compatibility problems may damage our reputation and our ability to retain existing customers and attract new customers. In addition, product defects and errors could result in additional development costs, diversion of technical resources, delayed product shipments, increased product returns, and product liability claims against us which may not be fully covered by insurance. Any of these could seriously harm our business.

WE MUST ATTRACT AND RETAIN QUALIFIED PERSONNEL TO BE SUCCESSFUL, AND COMPETITION FOR QUALIFIED PERSONNEL IS INTENSE IN OUR MARKET.

    Our success depends to a significant extent upon the continued contributions of our key management, technical and sales personnel, many of whom would be difficult to replace. The loss of one or more of these employees could seriously harm our business. We do not have key person life insurance on any of our key personnel. Although we have a severance agreement with our Chief Executive Officer, we have employment agreements with our Executive Vice President of Marketing and Business Development, our Vice President of Finance and Administration and our Vice President of Worldwide Sales and customarily enter into employment offer letters with our new hires, none of such agreements obligates the employee to continue working for us. Our success also depends on our ability to identify, attract and retain qualified technical, sales, marketing, finance and managerial personnel. Competition for qualified personnel is particularly intense in our industry and our location in Silicon Valley, California due to a number of factors, including the high concentration of established and emerging growth technology companies. This competition makes it difficult to retain our key personnel and to recruit new highly-qualified personnel. We have experienced, and may continue to experience, difficulty in hiring and retaining candidates with appropriate qualifications. If we do not succeed in hiring and retaining candidates with appropriate qualifications, our business could be seriously harmed.

OUR DEPENDENCE ON ACADEMIC RESEARCHERS LOCATED IN KOREA COULD ADVERSELY AFFECT OUR ABILITY TO DEVELOP AND PROTECT KEY TECHNOLOGY.

    Some of our key technology is developed by academic researchers at Seoul National University in Korea whom we have retained as consultants. These researchers operate under the direction of Dr. Jeong, a founder of Silicon Image and our Chief Technical Adviser. Since neither Dr. Jeong nor these researchers are our employees, we have limited control over their activities and can expect only limited amounts of their time to be dedicated to developing our technology. These researchers are also not actively involved in managing our business or in developing our products. They may also have relationships with other commercial entities, some of which could compete with us. Dr. Jeong and these researchers sign agreements which require them to keep our proprietary information and the results of their research confidential. However, we may not be able to keep this information confidential and its dissemination could seriously harm our business. Also, we generally obtain an assignment of intellectual property rights in technology that may result from these researchers' projects. However, the laws of Korea may not protect our intellectual property rights to the same extent as the laws of the United States. As a result, our dependence on these researchers could adversely affect our ability to develop and protect key technology.

WE FACE FOREIGN BUSINESS, POLITICAL AND ECONOMIC RISKS BECAUSE A MAJORITY OF OUR PRODUCTS AND OUR CUSTOMERS' PRODUCTS ARE MANUFACTURED AND SOLD OUTSIDE OF THE UNITED STATES.

    A substantial portion of our business is conducted outside of the United States and as a result, we are subject to foreign business, political and economic risks. All of our products are manufactured outside of the United States. Many of our customers are the manufacturers or suppliers for OEMs who have designed in our products. Many of these manufacturers and suppliers are located outside of the United States, primarily concentrated in Japan, Korea and Taiwan. Sales outside of the United States accounted for 92% of our revenues for 1999 and 95% of our revenues for 1998. We anticipate that sales outside of the United States will continue to account for a substantial portion of our revenue in future periods. Accordingly, we are subject to international risks, including:

    - difficulties in managing distributors;

    - difficulties in staffing and managing foreign operations;

    - political and economic instability;

    - adequacy of local infrastructure; and

    - difficulties in accounts receivable collections.

    In addition, OEMs who design our semiconductors into their products sell them outside of the United States. This exposes us indirectly to foreign risks. Because sales of our products have been denominated to date exclusively in United States dollars, increases in the value of the United States dollar will increase the price of our products so that they become relatively more expensive to customers in the local currency of a particular country, leading to a reduction in sales and profitability in that country. A portion of our international revenues may be denominated in foreign currencies in the future, which will subject us to risks associated with fluctuations in those foreign currencies.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY. WE RELY ON A COMBINATION OF PATENT, COPYRIGHT, TRADEMARK AND TRADE SECRET LAWS, AS WELL AS NONDISCLOSURE AGREEMENTS AND OTHER METHODS TO PROTECT OUR PROPRIETARY TECHNOLOGIES.

    We have been issued patents and have a number of pending United States patent applications. However, we cannot assure you that any patent will issue as a result of any applications or, if issued, that any claims allowed will be sufficiently broad to protect our technology. In addition, it is possible that existing or future patents may be challenged, invalidated or circumvented. It may be possible for a third party to copy or otherwise obtain and use our products, or technology without authorization, develop similar technology independently or design around our patents. Effective copyright, trademark and trade secret protection may be unavailable or limited in foreign countries.

    Disputes may occur regarding the scope of the license of our intellectual property we have granted to the DDWG participants for use in implementing the DVI specification in their products. These disputes may result in:

    - costly and time consuming litigation; or

    - the license of additional elements of our intellectual property for free.

OTHERS MAY BRING INFRINGEMENT CLAIMS AGAINST US WHICH COULD BE TIME-CONSUMING AND EXPENSIVE TO DEFEND.

    In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. This litigation is widespread in the high-technology industry and is particularly prevalent in the semiconductor industry, where a number of companies aggressively use their patent portfolios by bringing numerous infringement claims. In addition, in recent years, there has been an increase in the filing of so-called "nuisance suits" alleging infringement of intellectual property rights, which pressure defendants into entering settlement arrangements to quickly dispose of such suits, regardless of their merits. We may become a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of others' intellectual property. These lawsuits could subject us to significant liability for damages and invalidate our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

    - stop selling products or using technology that contain the allegedly infringing intellectual property;

    - attempt to obtain a license to the relevant intellectual property, which license may not be available on reasonable terms or at all; and

    - attempt to redesign those products that contain the allegedly infringing intellectual property.

    If we are forced to take any of these actions, we may be unable to manufacture and sell our products, which could seriously harm our business.

THE CYCLICAL NATURE OF THE SEMICONDUCTOR INDUSTRY MAY LEAD TO SIGNIFICANT VARIANCES IN THE DEMAND FOR OUR PRODUCTS.

    In the past, the semiconductor industry has been characterized by significant downturns and wide fluctuations in supply and demand. Also, the industry has experienced significant fluctuations in anticipation of changes in general economic conditions, including economic conditions in Asia. This cyclicality has led to significant variances in product demand and production capacity. It has also accelerated erosion of average selling prices per unit. We may experience periodic fluctuations in our future financial results because of changes in industry-wide conditions.

WE ARE GROWING RAPIDLY, WHICH STRAINS OUR MANAGEMENT AND RESOURCES.

    We are experiencing a period of significant growth that will continue to place a great strain on our management and other resources. We have grown from 50 employees on January 1, 1999 to 85 employees on January 1, 2000. To manage our growth effectively, we must:

    - implement and improve operational and financial systems;

    - train and manage our employee base;

    - attract and retain qualified personnel with relevant experience; and

    - build out and make our newly leased facilities operational.

    We must also manage multiple relationships with customers, business partners, the DDWG and other third parties, such as our foundry and test partners. Moreover, we will spend substantial amounts of time and money in connection with our rapid growth and may have unexpected costs. Our systems, procedures or controls may not be adequate to support our operations and we may not be able to expand quickly enough to exploit potential market opportunities. Our future operating results will also depend on expanding sales and marketing, research and development and administrative support. If we cannot attract qualified people or manage growth effectively, our business would be seriously harmed.

OUR THIRD-PARTY WAFER FOUNDRIES, THIRD-PARTY ASSEMBLY AND TEST SUBCONTRACTOR AND SIGNIFICANT CUSTOMERS ARE LOCATED IN AN AREA SUSCEPTIBLE TO EARTHQUAKES.

    Taiwan Semiconductor Manufacturing Company, the outside foundry that produces nearly all of our semiconductor products, and Advanced Semiconductor Engineering, or ASE, one of the subcontractors that assembles and tests our semiconductor products are located in Taiwan, which recently experienced a major earthquake and is susceptible to future earthquakes. In addition, some of our significant customers are located in Taiwan. Damage caused by the recent earthquake or future earthquakes could result in shortages in water or electricity, which could in turn limit the production capacity of our outside foundries and ASE's ability to provide assembly and test services. Any reduction in the production capacity of our outside foundries or the ability of ASE to provide assembly and test services could cause delays or shortages in our product supply, which would seriously harm our business.

    Customers located in Taiwan were responsible for 35% of our product revenue for the year ended December 31, 1999 and 57% of our product revenue for the year ended December 31, 1998. If the facilities or equipment of these customers have been damaged as a result of the recent earthquake or are damaged by future earthquakes, they could reduce their purchases of our products, which would seriously harm our business. In addition, the operations of suppliers to our outside foundries, ASE and our Taiwanese customers could have been disrupted by the recent earthquake and could be disrupted by future earthquakes. These disruptions could disrupt the operations of our outside foundries, ASE and our Taiwanese customers, which could in turn seriously harm our business by resulting in shortages in our product supply or reduced purchases of our products.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF SILICON IMAGE AND MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

    Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include:

    - authorizing the issuance of preferred stock without stockholder approval;

    - providing for a classified board of directors with staggered, three-year terms;

    - prohibiting cumulative voting in the election of directors;

    - requiring super-majority voting to amend some provisions in our certificate of incorporation and bylaws;

    - limiting the persons who may call special meetings of stockholders; and

    - prohibiting stockholder actions by written consent.

    Provisions of Delaware law also may discourage, delay or prevent someone from acquiring or merging with us.

STOCKHOLDERS EXISTING PRIOR TO OUR INITIAL PUBLIC OFFERING OWN A LARGE PERCENTAGE OF OUR VOTING STOCK, WHICH MAY ALLOW THEM TO CONTROL THE ELECTION OF DIRECTORS AND APPROVAL OR DISAPPROVAL OF SIGNIFICANT CORPORATE ACTIONS.

    The executive officers, directors and other principal stockholders beneficially own or control, directly or indirectly approximately 45% of the outstanding shares of common stock. As a result, if these persons act together, they will significantly influence, and will likely control, the election of our directors and approval or disapproval of our significant corporate actions. This influence over our affairs might be adverse to the interests of other stockholders. In addition, the voting power of these stockholders could have the effect of delaying or preventing a change in control of Silicon Image.

WE EXPECT THAT THE PRICE OF OUR STOCK MAY FLUCTUATE SUBSTANTIALLY.

    Recently, the stock prices of technology companies similar to Silicon Image have been quite volatile. The market price of our common stock may fluctuate significantly in response to a number of factors, including:

    - actual or anticipated fluctuations in our operating results;

    - changes in expectations as to our future financial performance;

    - changes in financial estimates of securities analysts;

    - changes in market valuations of other technology companies;

    - announcements by us or our competitors of significant technical innovations, design wins, contracts, standards or acquisitions;

    - the operating and stock price performance of other comparable companies;
      and

    - the number of our shares that are available for trading by the public and the trading volume of our shares.

    Due to these factors, the price of our stock may decline and the value of your investment would be reduced. In addition, the stock market experiences extreme volatility that often is unrelated to the performance of particular companies. These market fluctuations may cause our stock price to decline regardless of our performance.

OUR BUSINESS MAY BE HARMED BY CLASS ACTION LITIGATION DUE TO STOCK PRICE VOLATILITY.

    In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. Companies in the semiconductor industry and other technology industries are particularly vulnerable to this kind of litigation due to the high volatility of their stock prices. Accordingly, we may in the future be the target of securities litigation. Securities litigation could result in substantial costs and could divert our management's attention and resources.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

    Of the 25,742,873 shares of our common stock outstanding on December 31, 1999, the 4,485,000 shares sold in our initial public offering on October 6, 1999 are freely tradable. Almost all of the remaining shares of common stock are subject to lock-up agreements prohibiting their disposition until April 3, 2000, except that approximately 10% of these shares will be released from the lock-up agreements on or about February 1, 2000. Sales of a substantial number of these shares in the public market after the lock-up period ends could cause the market price of our common stock to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the common stock by the selling stockholders under this prospectus.

                                    DILUTION

    As of December 31, 1999, our net tangible book value was approximately
$57.6 million, or $2.24 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by 25,742,873 shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately following this offering.

    We will not receive any proceeds from the sale of the common stock by the selling stockholders under this prospectus and the shares offered under this prospectus are already outstanding. Accordingly, the amount of our total tangible assets, total liabilities and shares of common stock outstanding will not change as a result of the sale of any of the shares offered under this prospectus. Therefore, our net tangible book value and net tangible book value per share immediately following this offering will remain unchanged from the numbers set forth above, assuming that no additional shares of common stock are issued after the date of this prospectus.

    Assuming that the shares offered under this prospectus are sold at a price of $80.63, the closing price of our common stock on January 27, 2000, new purchasers of the shares will experience an immediate dilution of $78.39 per share. The following table illustrates the per share dilution:

Assumed offering price per share............................   $80.63
Net tangible book value per share after this offering.......     2.24
                                                               ------
Dilution per share to new purchasers........................   $78.39
                                                               ======

    The above discussion and tables assume no exercise of any stock options or warrants for common stock outstanding as of December 31, 1999. As of December 31, 1999, there were options outstanding to purchase a total of 2,762,738 shares of common stock at a weighted average exercise price of $11.24 per share and warrants outstanding to purchase a total of 317,856 shares of common stock with a weighted average exercise price of $2.08 per share. In addition, upon satisfaction of a milestone, we are obligated to issue a warrant for an additional 142,857 shares exercisable at $0.35 per share. If any of these options or warrants are exercised, there will be further dilution to new purchasers.

                              SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the shares beneficially owned by the selling stockholders named below as of January 27, 2000, the shares that may be offered and sold from time to time by the selling stockholders pursuant to this prospectus, assuming each selling stockholder sells all of the shares offered in this prospectus, and the nature of any position, office or other material relationship which each selling stockholder has had with Silicon Image or any of its predecessors or affiliates within the past three years. The selling stockholders named below, together with any pledgee or donee of any named stockholders, and any person who may purchase shares offered hereby from any named stockholders in a private transaction in which they are assigned the stockholders' rights to registration of their shares, are referred to in this prospectus as the "selling stockholders."

    The shares that may be offered and sold pursuant to this prospectus were acquired by the selling stockholders pursuant to non-plan restricted stock purchase agreements. Because the selling stockholders may offer from time to time all or some of their shares under this prospectus, no assurances can be given as to the actual number of shares that will be sold by any selling stockholder or that will be held by the selling stockholder after completion of the sales. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that consider shares to be beneficially owned by any person who has voting or investment power with respect to the shares. Common stock subject to options that are currently exercisable or exercisable within 60 days after January 27, 2000 are considered to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of a person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. We may update, amend or supplement this prospectus from time to time to update the disclosure in this section.

                                                                                                 PERCENTAGE OF
                                                                                                  OUTSTANDING
                                              SHARES OWNED                       SHARES OWNED     SHARES OWNED
NAME                                         BEFORE OFFERING   SHARES OFFERED   AFTER OFFERING   AFTER OFFERING
----                                         ---------------   --------------   --------------   --------------
David D. Lee(1)............................     2,108,500          150,000          1,958,500         7.6%
Deog-Kyoon Jeong(2)........................     1,130,000          150,000            980,000         3.8%
Scott A. Macomber(3).......................       900,000          250,000            650,000         2.5%
Steve Tirado(4)............................       472,407          470,175              2,232           *
Jalil Shaikh(5)............................       244,000           30,000            214,000           *
Daniel K. Atler(6).........................       231,000           60,000            171,000           *
Parviz Khodi(7)............................       203,232           82,000            121,232           *
Stanley Meresman(8)........................        80,000           20,000             60,000           *
Choo-Beng Lee(9)...........................        10,000           10,000                 --           *
                                                ---------        ---------          ---------
  TOTALS...................................     5,379,139        1,222,175          4,156,964
                                                =========        =========          =========

------------------------

*   Less than 1%

(1) David D. Lee has served as Chairman of the Board and Chief Executive Officer since our inception on January 1, 1995, and in addition served as President from inception until October 1996 and since June 1999.

(2) Deog-Kyoon Jeong was a founder of Silicon Image and has served as Chief Technical Adviser in a consulting capacity since October 1995.

(3) Scott A. Macomber served as Silicon Image's Vice President of Business Strategy from June 1999 until October 1999. Mr. Macomber joined Silicon Image in December 1995, as Vice President, Business Development and a member of the board of directors. Mr. Macomber served as President of Silicon Image from October 1996 to June 1999 and as a director from December 1995 until June 1999.

(4) Steve Tirado has served as Silicon Image's Executive Vice President of Marketing and Business Development since August 1999.

(5) Jalil Shaikh has served as Silicon Image's Vice President of Operations since September 1996.

(6) Daniel K. Atler has served as Silicon Image's Chief Financial Officer and Vice President of Finance and Administration since June 1998, and has also served as Treasurer and Secretary since June 1999.

(7) Parviz Khodi has served as Silicon Image's Vice President of Worldwide Sales since August 1998. Mr. Khodi joined Silicon Image in July 1998 as Director of Asia Pacific Sales.

(8) Stanley Meresman has been a consultant to Silicon Image since December 1998.

(9) Choo-Beng Lee has been a consultant to Silicon Image since September 1999.

                              PLAN OF DISTRIBUTION

    The selling stockholders and their successors, including their transferees, pledgees or donees or their successors, may sell the common stock offered under this prospectus directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Neither Silicon Image nor the selling stockholders can presently estimate the amount of this compensation.

    The common stock offered under this prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

    - on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

    - in the over-the-counter market;

    - in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

    - through the writing of options, whether the options are listed on an options exchange or otherwise; or

    - through the settlement of short sales.

    In connection with the sale of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

    The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. Silicon Image will not receive any of the proceeds from this offering.

    Silicon Image' outstanding common stock is listed for trading on the Nasdaq National Market.

    The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

    In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. A selling stockholder may not sell any common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

    To the extent required, the specific common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. This prospectus also may be used, with Silicon Image' consent, by donees or pledgees of the selling stockholders, or by other persons acquiring shares and who wish to offer and sell shares under circumstances requiring or making desirable its use.

    In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

    The selling stockholders may indemnify brokers, dealers, agents or underwriters that participate in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act and/or Exchange Act. Silicon Image will pay substantially all of the expenses incident to this offering of the shares by the selling stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents.

    We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact or to omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in the light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling stockholder.

                                 LEGAL MATTERS

    Fenwick & West LLP, Palo Alto, California, will provide Silicon Image with an opinion as to legal matters in connection with the common stock.

                                    EXPERTS

    The financial statements incorporated by reference in this prospectus by reference to the prospectus filed on October 5, 1999 pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1 (File No. 333-83665), have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    The following documents that we have filed with the Securities and Exchange Commission (the "Commission") are incorporated into this prospectus by reference:

    - the Registration Statement on Form S-8 of which this prospectus is a part, and the exhibits filed with this registration statement and incorporated into this registration statement by reference;

    - our prospectus filed on October 5, 1999 pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1 (File No. 333-83665), which contains our audited financial statements as of December 31, 1997 and 1998 and as of June 30, 1999, for each of the years in the three-year period ended December 31, 1998, and for the six months ended June 30, 1999;

    - our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed with the Commission on November 19, 1999;

    - the description of our common stock contained in our Registration Statement on Form 8-A filed on July 30, 1999 under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description; and

    - all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

    To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference, the statement in this prospectus shall control. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus or the registration statement.

    Because we are subject to the informational requirements of the Exchange Act, we file reports and other information with the Commission. Reports, registration statements, proxy and information statements and other information that we have filed can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information that is filed electronically with the Commission. This web site can be accessed at http://www.sec.gov.

    We have filed with the Commission a registration statement on Form S-8 under the Securities Act with respect to the common stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the Commission. You should refer to the registration statement for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the Commission's principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the Commission.

    We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to Silicon Image, Inc., 1060 E. Arques Avenue, Sunnyvale, CA 94086, Attention: Daniel K. Atler, Vice President, Finance and Administration, telephone: (408) 616-4000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              SILICON IMAGE, INC.

                                 -------------

                                   PROSPECTUS

                                 -------------

                                JANUARY 27, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

    For the purposes of this registration statement, the terms "we," "our" and "us" refer to Silicon Image, Inc., a Delaware corporation.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

    (a) The Registrant's prospectus filed on October 6, 1999 pursuant to
       Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration statement on Form S-1 (File
       No. 333-83665), which contains audited financial statements of the Registrant as of December 31, 1997 and 1998 and as of June 30, 1999, for each of the years in the three-year period ended December 31, 1998, and for the six months ended June 30, 1999.

    (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed with the Commission on November 19, 1999.

    (c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed on July 30, 1999 under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated into this registration statement by reference and to be a part hereof from the date of the filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

    Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

    Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION OF LIABILITY.

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933.

    As permitted by the Delaware General Corporation Law, the Registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to the Registrant or its stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

    - for any transaction from which the director derived an improper personal benefit.

    As permitted by the Delaware General Corporation Law, the Registrant's bylaws provide that:

    - the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions;

    - the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions; and

    - the rights conferred in the Bylaws are not exclusive.

    In addition, the Registrant has entered into indemnity agreements with each of its current directors and officers. These agreements provide for the indemnification of officers and directors for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant.

    The Registrant intends to obtain directors' and officers' insurance to cover its directors, officers and some of its employees for certain liabilities, including public securities matters.

    The Underwriting Agreement relating to the Registrant's initial public offering, effected pursuant to a registration statement on Form S-1 (File No. 333-83665) provides for indemnification by the underwriters of the Registrant and its directors and officers for certain liabilities under the Securities Act of 1933, or otherwise.

    Reference is made to the following documents regarding relevant indemnification provisions described above and elsewhere herein:

    1.  Form of Underwriting Agreement (incorporated by reference to
       Exhibit 1.01 to the Registrant's registration statement on Form S-1 (File No. 333-83665), declared effective October 5, 1999 (the "Form S-1")).

    2. Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.03 to the Form S-1).

    3. Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.05 to the Form S-1).

    4. Form of Indemnity Agreement entered into between the Registrant and its directors and officers (incorporated by reference to Exhibit 10.01 to the Form S-1).

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

    The Registrant issued a total of 1,222,175 shares of its common stock to nine individuals pursuant to restricted stock purchase agreements of the Registrant. These shares were issued in private transactions that were exempt from registration under the Securities Act by virtue of Regulation D/
Section 4(2) of the Securities Act.

ITEM 8. EXHIBITS.

     4.01 Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.03 to the Form S-1).

     4.02 Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.05 to the Form S-1).

     4.03 Form of Specimen Certificate for the Registrant's common stock (incorporated by reference to Exhibit 4.01 to the Form S-1).

     4.04   Third Amended and Restated Investors Rights Agreement dated
            July 29, 1998 among the Registrant and certain stockholders named therein (incorporated by reference to Exhibit 4.04 to the Form S-1).

     4.05   Form of Restricted Stock Purchase Agreement and Secured Full
            Recourse Promissory Note entered into between the Registrant and its officers and consultants (incorporated by reference to Exhibit 10.20 to the Form S-1).

     5.01   Opinion of Fenwick & West LLP

    23.01   Consent of Fenwick & West LLP (included in Exhibit 5.01).

    23.02 Consent of PricewaterhouseCoopers LLP, independent accountants.

    24.01   Power of Attorney (see page 7).

ITEM 9. UNDERTAKINGS.

    The Registrant undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

       (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

       (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement;

       PROVIDED, HOWEVER, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or
       Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

    (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered under this registration statement, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant, Silicon Image, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 31st day of January, 2000.

                                                       SILICON IMAGE, INC.

                                                       By:  /s/ DAVID D. LEE
                                                            -----------------------------------------
                                                            David D. Lee
                                                            CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints David D. Lee, Daniel K. Atler and Andrew S. Rappaport, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                  /s/ DAVID D. LEE                     President, Chief Executive     January 31, 2000
     -------------------------------------------         Officer and Chairman of the
                    David D. Lee                         Board (Principal Executive
                                                         Officer)

                 /s/ DANIEL K. ATLER                   Vice President, Finance and    January 31, 2000
     -------------------------------------------         Administration and Chief
                   Daniel K. Atler                       Financial Officer
                                                         (Principal Financial
                                                         Officer and Principal
                                                         Accounting Officer)

                  /s/ SANG-CHUL HAN                    Director                       January 31, 2000
     -------------------------------------------
                    Sang-Chul Han

                /s/ RONALD V. SCHMIDT                  Director                       January 31, 2000
     -------------------------------------------
                  Ronald V. Schmidt

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                 /s/ DAVID A. HODGES                   Director                       January 31, 2000
     -------------------------------------------
                   David A. Hodges

               /s/ ANDREW S. RAPPAPORT                 Director                       January 31, 2000
     -------------------------------------------
                 Andrew S. Rappaport

                  /s/ HERBERT CHANG                    Director                       January 31, 2000
     -------------------------------------------
                    Herbert Chang

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                                  EXHIBIT TITLE
---------------------                          -------------
         4.01           Second Amended and Restated Certificate of Incorporation of
                        the Registrant (incorporated by reference to Exhibit 3.03 to the Registrant's registration statement on Form S-1 (File
                        No. 333-83665), declared effective October 5, 1999 (the
                        "Form S-1")).

         4.02           Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.05 to the Form S-1).

         4.03 Form of Specimen Certificate for the Registrant's common stock (incorporated by reference to Exhibit 4.01 to the Form S-1).

         4.04           Third Amended and Restated Investors Rights Agreement dated
                        July 29, 1998 among the Registrant and certain stockholders named therein (incorporated by reference to Exhibit 4.04 to the Form S-1).

         4.05           Form of Restricted Stock Purchase Agreement and Secured Full
                        Recourse Promissory Note entered into between the Registrant and its officers and consultants (incorporated by reference to Exhibit 10.20 to the Form S-1).

         5.01           Opinion of Fenwick & West LLP

        23.01           Consent of Fenwick & West LLP (included in Exhibit 5.01).

        23.02 Consent of PricewaterhouseCoopers LLP, independent accountants.

        24.01           Power of Attorney (see page 7).